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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 22, 2005

                          SYNOVA HEALTHCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                     000-51492                 91-1951171
 (State or other jurisdiction         (Commission              (IRS Employer
       of incorporation)              File Number)           Identification No.)


              1400 N. Providence Road, Suite 6010, Media, PA 19063
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (610) 565-7080

        ----------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)


|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)


|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

NEW INVESTMENT

         On March 28, 2006, and as part of its unit offering commenced in October 2005, as such offering has been amended from time to time (the "Offering"), Synova Healthcare Group, Inc. (the "Company") sold 30 units (the "Units") of its common stock, $.001 par value per share (the "Common Stock"), and immediately exercisable five-year warrants to purchase Common Stock at an exercise price of $2.50 per share, subject to adjustment (the "Warrants") to an investor in a private placement. Each Unit consists of 33,333 shares of Common Stock and 16,666 Warrants and was sold at a purchase price of $50,000 per Unit. The investor and the Company have also executed a registration rights agreement that requires us to file a registration statement covering the resale of the shares of Common Stock purchased by the investor and underlying the Warrants by April 14, 2006, and use best efforts to cause the registration statement to be effective by June 28, 2006.

         The exercise price of each Warrant is subject to adjustment in the event of any subdivision or combination of the Common Stock or any distribution by the Company of a stock dividend or assets (other than cash dividends payable out of retained earnings) to holders of Common Stock. Once a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of shares of Common Stock underlying the Warrants has been filed by the Company and declared effective, the Company may call the Warrants for redemption if the average trading price and average trading volume of the Common Stock for 20 consecutive trading days exceed certain stated thresholds. After issuing such call, if the holders of the Warrants fail to exercise them in a timely manner, the Company has the right to repurchase them for an amount equal to $.01 per Warrant.

         Pursuant to the terms of the Company's engagement of a placement agent in connection with the October 2005 unit offering, the Company has the obligation to pay to the placement agent cash compensation equal to 7% of the gross proceeds received from investors introduced to the Company by the placement agent and to issue to the placement agent an immediately exercisable four-year option to purchase 7% of the units purchase by such investors. The unit purchase option will have an exercise price of $50,000 and will permit the placement agent to acquire units having the same terms as those sold in the offering. The placement agent has received registration rights for all shares of common stock issuable under this option.

RENEWAL OF LEASE

         On December 22, 2005, the Company renewed the lease for its principal executive offices located at 1400 North Providence Road, Suite 6010, Media, Pennsylvania 19063. Synova Healthcare, Inc., the Company's wholly owned subsidiary entered into a six-year lease with Cal-Tree Realty Associates, L.P. to rent approximately 2,500 square feet of office space for a base rent of $4,353 per month. In February 2006, the Company's office space expanded to include an additional 1,850 square feet for an additional base rent of $3,256 per month. The lease provides that the base rent payment shall escalate each year to a maximum of $8,512 per month in the last year of the lease for the entire leased space. The Company is also required under this lease to pay the lessor for increases in insurance and property tax costs over stated amounts.


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ITEM 3.02     RECENT SALES OF UNREGISTERED SECURITIES

         The information contained under the heading "New Investment" in Item
1.01 above is incorporated by reference herein in response to this Item 3.02.

         Offers and sales of securities described herein were effected without registration under the Securities Act outside the jurisdiction of the United States in reliance upon Regulation S promulgated thereunder. The Company believes that the sale was exempt from registration under the Securities Act because the subject securities were sold to persons believed not to have been "U.S. Persons" as defined in Regulation S, and in compliance with the other terms and conditions of Regulation S. Restrictive legends were placed on certificates evidencing the Common Stock and/or agreements relating to the right to purchase such shares. We believe no form of directed selling efforts, as defined in Regulation S, was used in the offer or sale of these securities.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SYNOVA HEALTHCARE GROUP, INC.



Date:  April 4, 2006                    By:        /s/ Stephen E. King
                                               -------------------------------
                                               Name:  Stephen E. King
                                               Title: Chief Executive Officer